Exhibit 97.1

POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

Introduction
The Board of Directors (the “Board”) of NACCO Industries, Inc. (the “Company”) has adopted this Policy on Recoupment of Incentive Compensation (this “Policy”), which shall apply in certain circumstances in the event of a restatement of financial results by the Company. This Policy shall be interpreted to comply with the requirements of U.S. Securities and Exchange Commission rules and New York Stock Exchange (“NYSE”) listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

Definitions
17 C.F.R. §240.10D-1(d) defines the terms “Executive Officer,” “Financial Reporting Measure,” “Incentive-Based Compensation,” and “Received.” As used herein, these terms shall have the same meaning as in that regulation.

Administration
This Policy shall be administered by the Compensation and Human Capital Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in all cases consistent with the Dodd-Frank Act. The Board may amend this Policy from time to time in its discretion.

Covered Executive Officers
This Policy applies to any current or former Executive Officer of the Company or a subsidiary of the Company who is a current or former Section 16 officer of the Company within the meaning of Rule 16a-1(f) under the Exchange Act. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, executors, administrators, and other legal representatives.

Recoupment Upon Financial Restatement
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if corrected in the current period or if left uncorrected in the current period (a “Financial Restatement”), the Committee shall cause the Company to recoup from each Executive Officer, as promptly as reasonably possible, any erroneously awarded Incentive-Based Compensation.

No-Fault Recovery
Recoupment under this Policy shall be required regardless of whether the Executive Officer or any other person was at fault or responsible for accounting errors that contributed to the need for the Financial Restatement.

Compensation Subject to Recovery; Enforcement
This Policy applies to all compensation granted, earned or vested based wholly or in part upon the attainment of any Financial Reporting Measure, including but not limited to performance-based cash, stock, options or other equity-based awards paid or granted to the Executive Officer. Compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary or a bonus awarded solely at the discretion of the Board or Committee and not based on the attainment of any financial measure, is not subject to this Policy.

In the event of a Financial Restatement, the amount to be recovered will be the excess of (i) the Incentive-Based Compensation Received by the Executive Officer during the Recovery Period (as defined below) based on the erroneous data and calculated without regard to any taxes paid or withheld, over (ii) the Incentive-Based Compensation that would have been Received by the Executive Officer had it been calculated based on the restated financial information, as determined by the Committee. For purposes of this Policy, “Recovery Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare the

Financial Restatement, as determined in accordance with 17 C.F.R. §240.10D-1(b)(1)(ii), or any transition period that results from a change in the Company’s fiscal year (as set forth in Section 303A.14(c)(1)(i)(D) of the NYSE Listed Company Manual).

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, the Committee shall determine the amount to be recovered, document such determination and provide such documentation to the NYSE in accordance with 17 C.F.R. §240.10D-1(b)(1)(iii).

The Company may use any legal or equitable remedies that are available to the Company to recoup any erroneously awarded Incentive-Based Compensation, including but not limited to by collecting from the Executive Officer cash payments or shares of Company common stock or by forfeiting any amounts that the Company owes to the Executive Officer. Executive Officers shall be solely responsible for any tax consequences to them that result from the recoupment or recovery of any amount pursuant to this Policy, and the Company shall have no obligation to administer the Policy in a manner that avoids or minimizes any such tax consequences.

No Indemnification
The Company shall not indemnify any Executive Officer or pay or reimburse the premium for any insurance policy to cover any losses incurred by such Executive Officer under this Policy or any claims relating to the Company’s enforcement of rights under this Policy.

Exceptions
The compensation recouped under this Policy shall not include Incentive-Based Compensation Received by an Executive Officer (i) prior to beginning service as an Executive Officer or (ii) if he or she did not serve as an Executive Officer at any time during the performance period for that Incentive-Based Compensation. The Committee may determine not to seek recovery from an Executive Officer in whole or part to the extent it determines in its sole discretion that such recovery would be impracticable because (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amount (after making a reasonable attempt to recover the erroneously awarded Incentive-Based Compensation and providing corresponding documentation of such attempt to the NYSE), (B) recovery would violate the home country law that was adopted prior to November 28, 2022, as determined by an opinion of home country counsel that is acceptable to the NYSE, or (C) recovery would likely cause the failure of certain tax-qualified retirement plans to meet certain tax-qualification requirements, as described in 17 C.F.R. §240.10D-1(b)(1)(iv).

Other Remedies Not Precluded
The exercise by the Committee of any rights pursuant to this Policy shall be without prejudice to any other rights or remedies that the Company, the Board or the Committee may have with respect to any Executive Officer subject to this Policy, whether arising under applicable law (including pursuant to Section 304 of the Sarbanes-Oxley Act of 2002), regulation or pursuant to the terms of any other policy of the Company, employment agreement, equity award, cash incentive award or other agreement applicable to an Executive Officer. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Incentive-Based Compensation under this Policy and any other such rights or remedies.

Acknowledgment
To the extent required by the Committee, each Executive Officer shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Executive Officer shall be fully bound by, and must comply with, the Policy, whether or not such Executive Officer has executed and returned such acknowledgment form to the Company.

Effective Date and Applicability
This Policy has been adopted by the Board on November 7, 2023, and shall apply to any Incentive-Based Compensation that is Received by an Executive Officer on or after October 2, 2023.

EXHIBIT A

NACCO INDUSTRIES, INC.
POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

ACKNOWLEDGEMENT FORM

Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges, confirms and agrees that the undersigned: (i) has received and reviewed a copy of the Policy; (ii) is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company; and (iii) will abide by the terms of the Policy, including, without limitation, by reasonably promptly returning any recoverable compensation to the Company as required by the Policy, as determined by the Committee in its sole discretion.

Sign: _____________________________
Name: [Employee]

Date: _____________________________

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